Exhibit 99.1

QuantumScape Announces Closing of Public Offering of Class A Common Stock and Full Exercise of Option to Purchase Additional Shares

SAN JOSE, CA (March 29, 2021) – QuantumScape Corporation (NYSE: QS), today announced the closing of an underwritten public offering of 11,960,000 shares of its Class A common stock, including the full exercise of the underwriters’ option to purchase up to 1,560,000 additional shares of its Class A common stock, for gross proceeds of $478.4 million. No shareholders sold in this offering.

Goldman Sachs & Co. LLC and Morgan Stanley acted as joint lead book-running managers for the offering. Deutsche Bank Securities acted as an additional book-running manager. Baird, RBC Capital Markets, Stifel, Nicolaus & Company and Wolfe Capital Markets and Advisory acted as co-managers.

A registration statement relating to the shares sold in this offering was declared effective by the Securities and Exchange Commission on March 25, 2021. Copies of the final prospectus relating to this offering may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

Contacts:

For Investors

ir@quantumscape.com

For Media

media@quantumscape.com